UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 1, 2021

Cushman & Wakefield plc

(Exact name of registrant specified in its charter)

England and Wales	001-38611	98-1193584
(State or Other Jurisdiction Of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

125 Old Broad Street

London, United Kingdom EC2N 1AR

(Address of principal executive offices, including zip code)

+44 20 3296 3000

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Ordinary shares, $0.10 nominal value	CWK	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

President and Chief Operating Officer Appointment

On October 1, 2021, Cushman & Wakefield plc (the “Company”) announced that it had promoted Michelle MacKay, 55, to serve as its President and Chief Operating Officer effective January 1, 2022. Ms. MacKay currently serves as the Company’s Chief Operating Officer.

Ms. MacKay joined the Company in 2020 as Chief Operating Officer and previously served as a director of the Company from November 2018 to March 2020. Prior to joining the Company, Ms. MacKay was a Senior Advisor to iStar from 2017 to 2018, and previously served as iStar’s Executive Vice President of Investments from 2003 to 2017. Prior to iStar, she served as an Executive Director and as a senior member of the Commercial Real Estate Investment Committee at UBS.

An offer letter, dated September 18, 2021, sets forth the key terms of Ms. MacKay’s compensation as President and Chief Operating Officer. Pursuant to the offer letter, Ms. MacKay will receive an annual base salary of $750,000. In addition, Ms. MacKay will be eligible for an annual cash incentive target award of $1,000,000 based upon achievement of corporate or individual performance goals as determined by the Company’s board of directors. Ms. MacKay will also be eligible to receive annual long-term equity incentive grants with a fair value of $3,050,000, consisting of time-based restricted stock units and performance-based units, subject to such terms and conditions as may be determined by the Company’s board of directors. In the event Ms. MacKay’s employment is terminated by the Company without cause, she will be entitled to payment of twelve month’s salary plus a prorated annual cash incentive award, subject to Company performance. Ms. MacKay will be subject to customary confidentiality restrictions and a non-solicitation covenant which will apply during the period of her employment and for 12 months thereafter.

President Appointment

On October 1, 2021, the Company announced that it had promoted Andrew McDonald, 47, to serve as its President effective January 1, 2022. Mr. McDonald currently serves as the Company’s Chief Executive, Americas.

Mr. McDonald became Chief Executive, Americas in July 2020. Prior thereto, Mr. McDonald led Cushman & Wakefield’s Americas West region from November 2017 to July 2020. Before that, he served as Executive Managing Director and Regional Managing Principal for Greater Los Angeles/Orange County. Mr. McDonald began his professional career at ASIMCO, a Beijing-based private equity firm. He later joined Cushman Realty Corporation, which merged with the Company in 2001.

An offer letter, dated September 18, 2021, sets forth the key terms of Mr. McDonald’s compensation as President. Pursuant to the offer letter, Mr. McDonald will receive an annual base salary of $700,000. In addition, Mr. McDonald will be eligible for an annual cash incentive target award of $1,000,000 based upon achievement of corporate or individual performance goals as determined by the Company’s board of directors. Mr. McDonald will also be eligible to receive annual long-term equity incentive grants with a fair value of $2,800,000, consisting of time-based restricted stock units and performance-based units, subject to such terms and conditions as may be determined by the Company’s board of directors. In the event Mr. McDonald’s employment is terminated by the Company without cause, he will be entitled to payment of twelve month’s salary plus a prorated annual cash incentive award, subject to Company performance. Mr. McDonald will be subject to customary confidentiality restrictions and a non-solicitation covenant which will apply during the period of his employment and for 12 months thereafter.

There are no arrangements or understandings between Ms. MacKay or Mr. McDonald and any other person pursuant to which such officers were appointed to the positions of President and Chief Operating Officer and President, respectively, of the Company. Neither Ms. MacKay nor Mr. McDonald has any family relationships with any director, executive officer or person nominated or chosen by the Company to become a director or executive officer of the Company. There are no related person transactions (within the meaning of Item 404(a) of Regulation S-K promulgated by the Securities and Exchange Commission) between Ms. MacKay or Mr. McDonald and the Company.

Item 7.01	Regulation FD Disclosure.

A copy of a press release announcing Ms. MacKay’s and Mr. McDonald’s promotions is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information contained in Exhibit 99.1 hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are filed as part of this report:

Exhibit#	Description

10.1	Offer letter, dated September 18, 2021, from Cushman & Wakefield plc to Michelle MacKay

10.2	Offer letter, dated September 18, 2021, from Cushman & Wakefield plc to Andrew McDonald

99.1	Press release dated October 1, 2021

104	Cover Page Interactive Data file (formatted as Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 1, 2021	CUSHMAN & WAKEFIELD PLC

	By:	/s/ Brett Soloway
	Name:	Brett Soloway
	Title:	Executive Vice President, General Counsel and Corporate Secretary